EXHIBIT 99.1

For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports record second quarter results

•	Achieved net earnings of $1.0 billion, or $1.37 per diluted share
•	Highest quarterly Adjusted EBITDA on record at $1.6 billion
•	Generated record cash flow from operations of over $1.3 billion

SEATTLE, July 30, 2021 – Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $1.0 billion, or $1.37 per diluted share, on net sales of $3.1 billion. This compares with net earnings of $72 million, or 10 cents per diluted share, on net sales of $1.6 billion for the same period last year and net earnings of $681 million for the first quarter of 2021. There were no special items in second quarter or first quarter 2021. Net earnings before special items was $77 million for the same period last year, or 11 cents per diluted share.

Adjusted EBITDA for the second quarter of 2021 was $1.6 billion compared with $386 million for the same period last year and $1.1 billion for the first quarter of 2021.

“In the second quarter, our teams again delivered the company’s strongest quarterly results on record, surpassing last quarter’s Adjusted EBITDA record by over 40 percent,” said Devin W. Stockfish, president and chief executive officer. “Year-to-date, our Adjusted EBITDA is almost $2 billion higher than this time last year and exceeds our full year results for each of the last 14 years. We also generated record operating cash flow in the quarter and reduced long-term debt by another $225 million. Looking forward, our outlook remains favorable for continued strength in residential construction, our financial position is exceptionally strong, and with year-to-date Adjusted Funds Available for Distribution of almost $1.9 billion, we are excited for the opportunity to return significant cash to shareholders through the variable supplemental component of our new dividend framework.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2021	2021	2020
(millions, except per share data)	Q1	Q2	Q2
Net sales	$2,506	$3,144	$1,631
Net earnings	$681	$1,028	$72
Net earnings per diluted share	$0.91	$1.37	$0.10
Weighted average shares outstanding, diluted	750	752	747
Net earnings before special items(1)(2)	$681	$1,028	$77
Net earnings per diluted share before special items(1)	$0.91	$1.37	$0.11
Adjusted EBITDA(1)	$1,101	$1,573	$386
Net cash from operations	$698	$1,308	$391
Adjusted FAD(3)	$645	$1,236	$317
(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of Net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)	Special items for prior periods presented are included in the reconciliation tables following this release.
(3)

Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions, and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q1	Q2	Change
Net sales	$513	$541	$28
Net contribution to pretax earnings	$108	$113	$5
Adjusted EBITDA	$172	$180	$8

Q2 2021 Performance – In the West, export sales realizations increased significantly from the first quarter and export sales volumes were modestly higher as the company shifted additional volume to the export market to serve higher demand, particularly from China. Fee harvest volumes were comparable as the company continued salvage operations. Domestic sales realizations were slightly lower as salvage activity continued to yield a greater mix of smaller diameter logs. In the South, fee harvest volumes increased significantly and sales realizations for sawlogs and fiber logs were slightly higher. In both regions, forestry and road expenses increased seasonally.

Q3 2021 Outlook – Weyerhaeuser expects third quarter earnings and Adjusted EBITDA will be significantly lower than the second quarter. In the West, the company anticipates slightly lower fee harvest volumes, seasonally higher forestry and road expenses, and higher per unit log and haul costs. The company expects moderately higher export sales realizations and slightly lower domestic sales realizations. In the South, the company expects significantly higher fee harvest volumes, slightly higher per unit log and haul costs, and seasonally higher forestry and road expenses. Sales realizations are expected to be slightly lower due to mix.

In July 2021, the company completed the previously announced sale of 145,000 acres of timberlands in the North Cascades region of Washington. Third quarter will include a gain of approximately $30 million on this transaction, which will be reported as a special item.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q1	Q2	Change
Net sales	$106	$110	$4
Net contribution to pretax earnings	$66	$63	($3)
Adjusted EBITDA	$96	$91	($5)

Q2 2021 Performance – The number of real estate acres sold and the average price per acre decreased compared with the first quarter due to the timing of real estate sales and mix of properties sold. Energy & Natural Resources earnings and Adjusted EBITDA increased, primarily due to higher production of construction materials.

Q3 2021 Outlook – Weyerhaeuser anticipates third quarter earnings will be significantly higher than third quarter 2020 due to a lower average basis resulting from the mix of properties sold. The company expects Adjusted EBITDA will be comparable to third quarter 2020. The company now expects full year 2021 Adjusted EBITDA for the segment will be approximately $290 million, an increase from the $255 million previously expected.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q1	Q2	Change
Net sales	$2,021	$2,629	$608
Net contribution to pretax earnings	$840	$1,338	$498
Adjusted EBITDA	$889	$1,386	$497

Q2 2021 Performance – Sales realizations for lumber and oriented strand board increased 25 percent and 48 percent, respectively, compared with first quarter averages. Sales volumes for lumber increased moderately. Oriented strand board production and sales volumes were modestly lower, and unit manufacturing costs increased, due to planned maintenance outages. Production and sales volumes for solid section and I-joist products increased and sales realizations improved as the company continued to benefit from previously announced price increases. Raw material costs for Wood Products increased, primarily for Canadian logs, oriented strand board webstock, resin and veneer.

Q3 2021 Outlook – Weyerhaeuser anticipates third quarter earnings and Adjusted EBITDA will be significantly lower than the second quarter. To date, third quarter benchmark pricing for lumber and oriented strand board is significantly lower than the second quarter average. The company expects higher sales volumes and improved unit manufacturing costs for lumber and oriented strand board, as well as higher raw material costs.

UNALLOCATED

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q1	Q2	Change
Net charge to pretax earnings	($65)	($84)	($19)
Adjusted EBITDA	($56)	($84)	($28)

Q2 2021 Performance – Second quarter results include an increase in variable compensation expense due to a year-to-date adjustment for performance-based incentive compensation, as well as an increase in the noncash charge from elimination of intersegment profit in inventory and LIFO, primarily due to higher costing within our lumber and log inventories.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2020, we generated $7.5 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 30, 2021 to discuss second quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on July 30, 2021.

To join the conference call from within North America, dial 877-407-0792 (access code: 13714048) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13714048). Replays will be available for two weeks at 844-512-2921 (access code: 13714048) from within North America, and at 412-317-6671 (access code: 13714048) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: earnings and Adjusted EBITDA for each of our businesses; log sales realizations; forestry and road expenses; log and haul costs; fee harvest volumes; expected gain on the sale of timberlands; raw materials costs for our wood products business; operating rates for the manufacture of our oriented strand board products; and sales volumes for our lumber and oriented strand board products and sales realizations for our engineered wood products lines. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words such as “anticipate,” “expect,” “planned,” “will,” and similar words and expressions. They may use the positive, negative or another variation of those and similar words. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

●

the effect of general economic conditions, including employment rates, interest rate levels, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

●	the effect of COVID-19 and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
●

market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

●	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;
●	restrictions on international trade and tariffs imposed on imports or exports;
●	the availability and cost of shipping and transportation;
●	economic activity in Asia, especially Japan and China;
●	performance of our manufacturing operations, including maintenance and capital requirements;
●	potential disruptions in our manufacturing operations;
●	the level of competition from domestic and foreign producers;
●	the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;
●

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;

●	raw material availability and prices;
●	the effect of weather;
●	changes in global or regional climate conditions and governmental response to such changes;
●	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
●	energy prices;
●	transportation and labor availability and costs;
●	federal tax policies;
●	the effect of forestry, land use, environmental and other governmental regulations;
●	legal proceedings;
●	performance of pension fund investments and related derivatives;
●	the effect of timing of employee retirements and changes in the market price of our common stock on charges for share-based compensation;
●	the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;

●	changes in accounting principles; and
●

other risks and uncertainties identified in our 2020 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$681
Interest expense, net of capitalized interest					79
Income taxes					189
Net contribution (charge) to earnings	$108	$66	$840	$(65)	$949
Non-operating pension and other post-employment benefit costs	—	—	—	8	8
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	108	66	840	(58)	956
Depreciation, depletion and amortization	64	3	49	2	118
Basis of real estate sold	—	27	—	—	27
Adjusted EBITDA	$172	$96	$889	$(56)	$1,101

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$1,028
Interest expense, net of capitalized interest					78
Income taxes					324
Net contribution (charge) to earnings	$113	$63	$1,338	$(84)	$1,430
Non-operating pension and other post-employment benefit costs	—	—	—	1	1
Interest income and other	—	—	—	(2)	(2)
Operating income (loss)	113	63	1,338	(85)	1,429
Depreciation, depletion and amortization	67	4	48	1	120
Basis of real estate sold	—	24	—	—	24
Adjusted EBITDA	$180	$91	$1,386	$(84)	$1,573

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$72
Interest expense, net of capitalized interest(1)					103
Income taxes					60
Net contribution (charge) to earnings	$75	$19	$159	$(18)	$235
Non-operating pension and other post-employment benefit costs	—	—	—	10	10
Interest income and other	—	—	—	(2)	(2)
Operating income (loss)	75	19	159	(10)	243
Depreciation, depletion and amortization	65	4	47	1	117
Basis of real estate sold	—	34	—	—	34
Special items included in operating income (loss)(2)	—	—	(8)	—	(8)
Adjusted EBITDA	$140	$57	$198	$(9)	$386
(1)	Interest expense, net of capitalized interest includes a pretax special item consisting of an $11 million net charge related to the early extinguishment of debt.
(2)	Operating income (loss) includes a pretax special item consisting of an $8 million product remediation insurance recovery.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2021	2021	2020
(millions)	Q1	Q2	Q2
Net earnings	$681	$1,028	$72
Early extinguishment of debt charge	—	—	11
Product remediation recovery	—	—	(6)
Net earnings before special items	$681	$1,028	$77

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2021	2021	2020
	Q1	Q2	Q2
Net earnings per diluted share	$0.91	$1.37	$0.10
Early extinguishment of debt charge	—	—	0.02
Product remediation recovery	—	—	(0.01)
Net earnings per diluted share before special items	$0.91	$1.37	$0.11

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2021	2021	2020	2021
(millions)	Q1	Q2	Q2	Q2 YTD
Net cash from operations	$698	$1,308	$391	$2,006
Capital expenditures	(53)	(72)	(66)	(125)
Adjustments to FAD(1)	—	—	(8)	—
Adjusted FAD	$645	$1,236	$317	$1,881
(1)	Adjustments to FAD include an $8 million product remediation insurance recovery received in second quarter 2020.